FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal Fourth Quarter and Full Year 2019 Financial Results

Dallas, February 19, 2020 - (GLOBE NEWSWIRE) - Wingstop Inc. (NASDAQ: WING) today announced financial results for the fiscal fourth quarter and fiscal year ended December 28, 2019.

Highlights for the fiscal fourth quarter 2019 compared to the fiscal fourth quarter 2018:

▪System-wide sales increased 21.2% to $397.2 million
▪45 net openings in the fiscal fourth quarter 2019
▪Domestic same store sales increased 12.2%
▪Digital sales increased to 39.0% in December 2019
▪Total revenue increased to $53.2 million
▪Net income increased to $3.0 million, or $0.10 per diluted share, for the thirteen weeks ended December 28, 2019, compared to $2.4 million, or $0.08 per diluted share, in the prior fiscal fourth quarter. Adjusted net income* and adjusted diluted earnings per share*, both non-GAAP measures, were comparable to the prior year fourth quarter
▪Adjusted EBITDA*, a non-GAAP measure, increased 13.2% to $14.2 million

Highlights for the fiscal year 2019 compared to the fiscal year 2018 (on a 52-week basis):

▪System-wide restaurant count increased 10.6% to 1,385 worldwide locations with 133 net openings
▪System-wide sales increased 20.1% to $1.5 billion
▪Domestic same store sales increased 11.1%, marking the 16th consecutive year of same store sales growth
▪Total revenue increased to $199.7 million
▪Net income of $20.5 million, or $0.69 per diluted share, compared to $21.7 million, or $0.73 per diluted share, in the prior fiscal year. Adjusted net income* and adjusted diluted earnings per share*, both non-GAAP measures, were $21.7 million, or $0.73 per diluted share, compared to $24.7 million, or $0.84 per diluted share in the prior fiscal year
▪Adjusted EBITDA*, a non-GAAP measure, increased 16.3% to $57.0 million

* Adjusted EBITDA, adjusted net income, and adjusted diluted earnings per share are non-GAAP measures. Reconciliations of adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share to the most directly comparable financial measures presented in accordance with GAAP are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

“2019 was a year of strong execution for Wingstop as we closed out our 16th consecutive year of positive same store sales growth, grew overall restaurant count by 10.6% and system-wide sales by 20.1%, which translated to adjusted EBITDA growth of 16.3%,” commented Charlie Morrison, Chairman and Chief Executive Officer of Wingstop. “As we reiterated at our recent Investor Day, our steadfast commitment to growing same store sales, maintaining best-in-class unit economics, and expanding our domestic and international footprint is paramount as we progress through 2020 and beyond. We remain confident that these core growth pillars will position us to achieve our long-term goal of becoming a top 10 global restaurant brand.”

Key operating metrics for the fiscal fourth quarter 2019 compared to the fiscal fourth quarter 2018

	Thirteen Weeks Ended
	December 28, 2019	December 29, 2018
Number of system-wide restaurants open at end of period	1,385	1,252
Number of domestic franchise restaurants open at end of period	1,200	1,095
Number of international franchise restaurants open at end of period	154	128
System-wide sales (in thousands)	$397,243	$327,715
Domestic same store sales growth	12.2%	6.0%
Net income (in thousands)	$3,047	$2,419
Adjusted net income (in thousands)	$4,287	$4,295
Adjusted EBITDA (in thousands)	$14,154	$12,500

Fiscal fourth quarter 2019 financial results

Total revenue for the fiscal fourth quarter 2019 increased to $53.2 million from $40.5 million in the fiscal fourth quarter last year.
▪Royalty revenue, franchise fees and other increased $4.8 million to $23.9 million from $19.1 million in the fiscal fourth quarter of the prior year. The increase was primarily due to 131 net franchise restaurant openings since December 29, 2018 and domestic same store sales growth of 12.2%. Other revenue increased $1.5 million primarily due to contributions received for our franchisee convention that occurred in the fourth quarter of 2019.
▪Advertising fees and related income increased $6.3 million to $15.2 million from $8.9 million in the fiscal fourth quarter of the prior year. The increase was primarily due to the increase in the contribution rate to our national advertising fund (the “Ad Fund”) from 3% to 4% of gross sales beginning in fiscal year 2019, as well as the 21.2% increase in system-wide sales in the fiscal quarter ended December 28, 2019 compared to the fiscal quarter ended December 29, 2018.
▪Company-owned restaurant sales increased $1.6 million to $14.1 million from $12.5 million in the fiscal fourth quarter of the prior year. The increase was primarily due to company-owned same store sales growth of 8.9%, which was primarily driven by an increase in transactions and the acquisition of four franchised restaurants and the opening of one company-owned restaurant since the beginning of the prior year comparable period, which resulted in additional sales of $0.8 million.

Cost of sales increased to $10.5 million from $8.9 million in the fiscal fourth quarter of the prior year. As a percentage of company-owned restaurant sales, cost of sales increased to 74.2% from 71.0%. The increase was driven primarily by a 7.6% increase in the cost of bone-in chicken wings, an increase in the Ad Fund contribution rate from 3% to 4% of gross sales beginning in fiscal year 2019, as well as increased third-party delivery fees due to the completion of the launch of delivery at all company-owned restaurants in the second quarter of 2019. These increases were slightly offset by the increase in company-owned same store sales of 8.9%, which was primarily driven by an increase in transactions.

Advertising expenses increased $6.1 million to $14.5 million from $8.4 million in the fiscal fourth quarter of the prior year due to an increase in advertising fees as a result of an increase in the Ad Fund contribution rate from 3% to 4% of gross sales beginning in fiscal year 2019. Advertising expenses are recognized at the same time the related revenue is recognized, which does not necessarily correlate to the actual timing of the related advertising spend.

Selling, general & administrative expense (“SG&A”) increased to $17.8 million compared to $13.4 million in the fiscal fourth quarter of the prior year. The increase in SG&A expense was due to a $1.6 million consulting project to support the Company's strategic initiatives, $1.3 million related to the franchisee convention, which has an equal and offsetting contribution in revenue, as well as $0.5 million in additional stock-based compensation expense that was recognized due to the Company’s performance. Additionally, the company incurred a $0.5 million one-time bonus associated with the execution of a new employment agreement for our Chief Executive Officer, and separately, incurred $0.6 million of severance charges associated with certain organizational changes to the senior leadership team. These increases were offset by transaction costs of $1.0 million incurred in the fourth quarter of 2018 related to our debt securitization and payment of a special dividend.

Interest expense increased $0.7 million to $4.2 million from $3.5 million in the fiscal fourth quarter of the prior year. The increase was primarily due to a higher average outstanding debt balance and the applicable interest rate related to our securitized debt facility, which was entered into in November 2018.

Net income was $3.0 million, or $0.10 per diluted share, compared to net income of $2.4 million, or $0.08 per diluted share, in the fiscal fourth quarter of the prior year.

Adjusted net income was $4.3 million, or $0.14 per diluted share, compared to $4.3 million, or $0.15 per diluted share, in the fiscal fourth quarter of the prior fiscal year. Reconciliations between net income and adjusted net income and between earnings per diluted share and adjusted earnings per diluted share are included in the accompanying financial schedules.

Key Operating Metrics for the fiscal year 2019 compared to the fiscal year 2018

	Fiscal Year Ended
	December 28, 2019	December 29, 2018
Number of system-wide restaurants open at end of period	1,385	1,252
Number of domestic franchise restaurants open at end of period	1,200	1,095
Number of international franchise restaurants open at end of period	154	128
System-wide sales (in millions)	$1,515	$1,261
System-wide domestic same store sales growth	11.1%	6.5%
Net income (in thousands)	$20,476	$21,719
Adjusted net income (in thousands)	$21,716	$24,720
Adjusted EBITDA (in thousands)	$56,989	$48,986

Fiscal year 2019 financial results

Total revenue for fiscal year 2019 increased 30.4% to $199.7 million from $153.2 million in the prior fiscal year.
▪Royalty revenue, franchise fees and other increased $16.4 million to $88.3 million from $71.9 million in the prior fiscal year. The increase was due to 131 net franchise restaurant openings since December 29, 2018 and domestic same store sales growth of 11.1%. Other revenue increased $2.0 million primarily due to contributions received for our franchisee convention that occurred in the fourth quarter of 2019.
▪Advertising fees and related income increased $21.4 million to $55.9 million from $34.5 million in the prior fiscal year. Advertising fees increased primarily due to the increase in the Ad Fund contribution rate from 3% to 4% of gross sales beginning in fiscal year 2019 as well as the increase in system-wide sales in fiscal year 2019 compared to the prior fiscal year.
▪Company-owned restaurant sales increased $8.6 million to $55.5 million from $46.8 million in the prior fiscal year. The increase was due to additional sales of $4.1 million from the acquisition of six franchised restaurants and the opening of one company-owned restaurant since the beginning of the prior year. The remaining increase was due to company-owned domestic same store sales growth of 9.8%, which was primarily driven by an increase in transactions.

Cost of sales increased to $41.1 million from $32.1 million in the prior fiscal year. As a percentage of company-owned restaurant sales, cost of sales increased 5.6% to 74.1% from 68.5%. The increase was driven primarily by a 18.1% increase in the cost of bone-in chicken, an increase in the Ad Fund contribution rate from 3% to 4% of gross sales beginning in fiscal year 2019, as well as increased third-party delivery fees due to the completion of the launch of delivery at all company-owned restaurants in the second quarter of 2019. These increases were slightly offset by the increase in company-owned same store sales of 9.8%, which was primarily driven by an increase in transactions.

Advertising expenses increased $19.2 million to $52.9 million from $33.7 million in the prior fiscal year primarily due to the Ad Fund contribution rate increasing from 3% to 4% of gross sales beginning in fiscal year 2019. Advertising expenses are recognized at the same time the related revenue is recognized, which does not necessarily correlate to the actual timing of the related advertising spend.

SG&A increased to $57.3 million from $44.6 million in the prior fiscal year. The increase in SG&A expense was primarily due to an increase of $2.4 million associated with additional expenses to support our national advertising campaign and $1.3 million related to the franchisee convention, both of which have equal and offsetting contributions in revenue. Also contributing to the increase was $3.4 million in professional fees, including a $1.6 million consulting project to support the Company’s strategic initiatives, an increase of $2.0 million in headcount related expenses to support the growth of our business and an increase of $3.2 million in stock compensation due to the modification of certain awards in the second fiscal quarter as well as additional compensation due to the Company’s performance. Additionally, the Company incurred a $0.5 million one-time bonus associated with the execution of a new employment agreement for our Chief Executive Officer, and separately, incurred $0.6 million of severance charges associated with certain organizational changes to the senior leadership team. These year-over-year increases were offset by transaction costs of $2.4 million incurred in fiscal year 2018 related to our debt refinancing and securitization transactions and the payment of special dividends.

Interest expense increased $7.0 million to $17.1 million from $10.1 million in the prior fiscal year. This increase was primarily due to a higher average outstanding debt balance and the applicable interest rate related to our securitized debt facility.

Income tax expense increased to $5.3 million from $5.2 million in the prior fiscal year. This slight increase in the effective tax rate was primarily due to an increase in state tax expense.

Net income was $20.5 million, or $0.69 per diluted share, compared to net income of $21.7 million, or $0.73 per diluted share in the prior fiscal year.

Adjusted net income was $21.7 million, or $0.73 per diluted share, compared to $24.7 million, or $0.84 per diluted share, in the prior fiscal year, primarily due to a $7.0 million increase in interest expense associated with the higher average outstanding debt balance related to our securitized debt facility and higher SG&A expenses due to our continued investment in strategic initiatives to support our business for the next phase of growth. Reconciliations between net income and adjusted net income and between earnings per diluted share and adjusted earnings per diluted share are included in the accompanying financial schedules.

Restaurant Development

As of December 28, 2019, there were 1,385 Wingstop restaurants system-wide. This included 1,231 restaurants in the United States, of which 1,200 were franchised restaurants and 31 were company-owned, and 154 franchised restaurants in international markets. During the fiscal fourth quarter 2019, there were 45 net system-wide Wingstop restaurant openings.

Quarterly Dividend

In recognition of the Company’s strong cash flow generation, confidence in the business, and commitment to returning value to stockholders, our Board of Directors authorized and declared a quarterly dividend of $0.11 per share of common stock, resulting in a total dividend of approximately $3.2 million. This dividend will be paid on March 20, 2020 to stockholders of record as of March 6, 2020.

Financial Outlook

Consistent with our three- to five-year outlook, the Company anticipates the following for fiscal year 2020:
•10%+ system-wide annual unit growth
•Mid single digit domestic same store sales growth

Additionally, the Company is expecting Selling, general and administrative costs (“SG&A”) for fiscal year 2020 of between $59.5 - $62.5 million, and Adjusted SG&A, a non-GAAP measure, of between $42 - $45 million.

A reconciliation of Adjusted SG&A to SG&A, the nearest applicable GAAP measure, compared to the prior fiscal year is provided below:

	2020 Outlook		Fiscal Year
	Low	High	2019
SG&A, reported	$59.5	$62.5	$57.3
Consulting fees			1.6
Convention costs*	Approximately 0.5		1.8
Expenses related to national advertising*	Approximately 9.0		7.1
Stock-based compensation expense	Approximately 8.0		7.0
Adjusted SG&A**	$42.0	$45.0	$39.8

*Convention costs and expenses related to national advertising both have equal and offsetting contributions included in revenue and do not impact operating income.
**Adjusted SG&A is a non-GAAP measure.

The Company estimates an effective tax rate of approximately 25% for fiscal year 2020.

The following definitions apply to these terms as used in this release:

Same store sales reflect the change in year-over-year sales for the comparable restaurant base. We define the comparable restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and closures.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense, and depreciation and amortization (EBITDA) further adjusted for transaction costs, costs and fees associated with investments in our strategic initiatives, and stock-based compensation expense. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA and Adjusted EBITDA in the same manner.

Adjusted net income is defined as net income adjusted for transaction costs, costs and fees associated with investments in our strategic initiatives, and related tax adjustments.

Adjusted net income per diluted share is defined as adjusted net income divided by weighted average diluted share count.

Adjusted SG&A is defined as selling, general and administrative expenses adjusted for transaction costs, costs and fees associated with investments in our strategic initiatives, and stock-based compensation expense. Additionally, SG&A is further adjusted for items which have offsetting contributions that are included in revenue, such as convention-related expenses and expenses associated with national advertising.

Conference Call and Webcast

Chairman and Chief Executive Officer, Charlie Morrison, and Chief Financial Officer, Michael Skipworth, will host a conference call today to discuss the fiscal fourth quarter and fiscal year 2019 financial results at 10:00 AM Eastern Time.

The conference call can be accessed live by dialing 1-877-259-5243 or 1-412-317-5176 (international). A replay will be available two hours after the call and can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 (international) and entering the passcode 10138794. The replay will be available through Wednesday, February 26, 2020.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, TX, Wingstop Inc. (NASDAQ: WING) operates and franchises nearly 1,400 locations worldwide. The Wing Experts are dedicated to Serving the World Flavor through an unparalleled guest experience and offering of classic wings, boneless wings and tenders, always cooked to order and hand-sauced-and-tossed in fans’ choice of 11 bold, distinctive flavors. Wingstop’s menu also features signature sides including fresh-cut, seasoned fries and freshly-made ranch and bleu cheese dips.

In 2019, Wingstop’s system-wide sales increased 20.1% year-over-year to $1.5 billion, marking the 16th consecutive year of same store sales growth, and Wingstop achieved over 400% shareholder return since its 2015 initial public offering. With a vision of becoming a Top 10 Global Restaurant Brand, its system is comprised of independent franchisees, or brand partners, who account for more than 98% of Wingstop’s total restaurant count of

1,385 as of December 28, 2019. In February 2019, the Company launched its new tagline and creative campaign “Where Flavor Gets Its Wings” and continued the rollout of national delivery. As of December 28, 2019, Wingstop generated 39% of sales via digital channels including Wingstop.com, the Wingstop app, and Wingbot™, Wingstop’s social ordering platform available on Facebook Messenger, Twitter, SMS text and Amazon Alexa. The Company has been ranked on Franchise Business Review’s “Top 30 Food and Beverage Franchises” (2019), Fast Casual’s “Movers & Shakers” (2019), QSR Magazine’s “The Industry’s 9 Best Franchise Deals” (2019) and “The QSR Top 50” (2019) for limited-service restaurants in the U.S.

For more information visit www.wingstop.com or www.wingstop.com/own-a-wingstop and follow @Wingstop on Twitter and Instagram and at Facebook.com/Wingstop. Learn more about Wingstop’s involvement in its local communities at www.wingstopcharities.org.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Wingstop Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “outlook,” “target,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “will,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this news release include our fiscal year 2020 outlook for system-wide unit growth, domestic same store sales growth, SG&A expenses, Adjusted SG&A, interest expense, estimated effective tax rate, and our diluted share count, as well as our anticipated potential domestic restaurant expansion opportunity, positioning to make progress towards domestic restaurant potential, and progress toward our goal of becoming a top 10 global restaurant brand.

Any such forward-looking statements are not guarantees of performance or results and involve risks, uncertainties (some of which are beyond the Company’s control), and assumptions. Although we believe any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements. Please refer to the risk factors discussed in our annual report on Form 10-K and quarterly reports on Form 10-Q, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

Any forward-looking statement made by Wingstop Inc. in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Contact
Megan Sprague
972-331-9155
MSprague@wingstop.com

Investor Contact
Ted McHugh and Lauren Tarola
Edelman Financial Communications
917-530-7792
WingstopFinComm@edible-inc.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share data)

	December 28, 2019	December 29, 2018
Assets
Current assets
Cash and cash equivalents	$12,849	$12,493
Restricted cash	4,790	4,462
Accounts receivable, net	5,175	5,764
Prepaid expenses and other current assets	2,449	2,056
Advertising fund assets, restricted	4,927	5,131
Total current assets	30,190	29,906
Property and equipment, net	27,842	8,338
Goodwill	50,188	49,655
Trademarks	32,700	32,700
Customer relationships, net	12,910	14,233
Other non-current assets	12,283	4,917
Total assets	$166,113	$139,749
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$3,348	$2,750
Other current liabilities	21,454	16,201
Current portion of debt	3,200	2,400
Advertising fund liabilities	4,927	5,131
Total current liabilities	32,929	26,482
Long-term debt, net	307,669	309,374
Deferred revenues, net of current	22,343	21,885
Deferred income tax liabilities, net	4,485	4,866
Other non-current liabilities	8,115	1,972
Total liabilities	375,541	364,579
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 29,457,228 and 29,296,939 shares issued and outstanding as of December 28, 2019 and December 29, 2018, respectively	295	293
Additional paid-in-capital	552	1,036
Accumulated deficit	(210,275)	(226,159)
Total stockholders' deficit	(209,428)	(224,830)
Total liabilities and stockholders' deficit	$166,113	$139,749

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(amounts in thousands, except per share data)

	Thirteen Weeks Ended		Year Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
	(Unaudited)	(Unaudited)
Revenue:
Royalty revenue, franchise fees and other	$23,900	$19,086	$88,291	$71,858
Advertising fees and related income	15,179	8,910	55,932	34,484
Company-owned restaurant sales	14,107	12,513	55,453	46,839
Total revenue	53,186	40,509	199,676	153,181
Costs and expenses:
Cost of sales (1)	10,463	8,881	41,105	32,063
Advertising expenses	14,532	8,416	52,891	33,699
Selling, general and administrative	17,832	13,383	57,295	44,579
Depreciation and amortization	1,465	1,150	5,484	4,313
Total costs and expenses	44,292	31,830	156,775	114,654
Operating income	8,894	8,679	42,901	38,527
Interest expense, net	4,184	3,500	17,136	10,123
Other expense, net	—	1,477	—	1,477
Income before income tax expense	4,710	3,702	25,765	26,927
Income tax expense	1,663	1,283	5,289	5,208
Net income	$3,047	$2,419	$20,476	$21,719

Earnings per share
Basic	$0.10	$0.08	$0.70	$0.74
Diluted	$0.10	$0.08	$0.69	$0.73

Weighted average shares outstanding
Basic	29,454	29,296	29,415	29,231
Diluted	29,709	29,620	29,670	29,587

Dividends per share	$0.11	$3.14	$0.40	$6.54

(1) Cost of sales includes all operating expenses of company-owned restaurants, including advertising expenses, and excludes depreciation and amortization, which are presented separately.

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Cost of Sales Margin Analysis
(amounts in thousands)

	Thirteen Weeks Ended
	December 28, 2019		December 29, 2018
	In dollars	As a % of company-owned restaurant sales	In dollars	As a % of company-owned restaurant sales

Cost of sales:
Food, beverage and packaging costs	$5,133	36.4%	$4,233	33.8%
Labor costs	3,267	23.2%	2,938	23.5%
Other restaurant operating expenses	2,505	17.8%	2,033	16.2%
Vendor rebates	(442)	(3.1)%	(323)	(2.6)%
Total cost of sales	$10,463	74.2%	$8,881	71.0%

	Fiscal Year Ended
	December 28, 2019		December 29, 2018
	In dollars	As a % of company-owned restaurant sales	In dollars	As a % of company-owned restaurant sales

Cost of sales:
Food, beverage and packaging costs	$20,317	36.6%	$15,540	33.2%
Labor costs	12,582	22.7%	10,493	22.4%
Other restaurant operating expenses	9,794	17.7%	7,223	15.4%
Vendor rebates	(1,588)	(2.9)%	(1,193)	(2.5)%
Total cost of sales	$41,105	74.1%	$32,063	68.5%

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Restaurant Count

	Thirteen Weeks Ended		Fiscal Year Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Domestic Franchised Activity:
Beginning of period	1,169	1,059	1,095	1,004
Openings	34	41	114	105
Closures	(3)	(2)	(8)	(8)
Acquired by Company	—	(3)	(1)	(6)
Restaurants end of period	1,200	1,095	1,200	1,095

Domestic Company-Owned Activity:
Beginning of period	30	26	29	23
Openings	1	—	1	—
Closures	—	—	—	—
Acquired from franchisees	—	3	1	6
Restaurants end of period	31	29	31	29

Total Domestic Restaurants	1,231	1,124	1,231	1,124

International Franchised Activity:
Beginning of period	141	130	128	106
Openings	13	10	31	34
Closures	—	(12)	(5)	(12)
Restaurants end of period	154	128	154	128

Total System-wide Restaurants	1,385	1,252	1,385	1,252

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(amounts in thousands)

	Thirteen Weeks Ended		Fiscal Year Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Net income	$3,047	$2,419	$20,476	$21,719
Interest expense, net	4,184	3,500	17,136	10,123
Income tax expense	1,663	1,283	5,289	5,208
Depreciation and amortization	1,465	1,150	5,484	4,313
EBITDA	$10,359	$8,352	$48,385	$41,363
Additional adjustments:
Transaction costs (a)	—	2,436	—	3,898
Consulting fees (b)	1,630	—	1,630	—
Stock-based compensation expense (c)	2,165	1,712	6,974	3,725
Adjusted EBITDA	$14,154	$12,500	$56,989	$48,986

(a)Represents costs and expenses related to the refinancing of our credit agreement; all transaction costs are included in SG&A with the exception of $1.5 million that is included in Other expense, net during the fiscal fourth quarter and fiscal year ended December 29, 2018.
(b)Represents costs and expenses related to a consulting project to support the Company's strategic initiatives, which are included in SG&A.
(c)Includes non-cash, stock-based compensation.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Adjusted Net Income and Adjusted EPS
(Unaudited)
(amounts in thousands, except per share data)

	Thirteen Weeks Ended		Fiscal Year Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Numerator:
Net income	$3,047	$2,419	$20,476	$21,719
Adjustments
Transaction costs (a)	—	2,436	—	3,898
Consulting fees (b)	1,630	—	1,630	—
Tax effect of adjustments (c)	(390)	(560)	(390)	(897)
Adjusted net income	$4,287	$4,295	$21,716	$24,720

Denominator:
Weighted-average shares outstanding - diluted	29,709	29,620	29,670	29,587

Adjusted earnings per diluted share	$0.14	$0.15	$0.73	$0.84

(a)Represents costs and expenses related to the refinancing of our credit agreement; all transaction costs are included in SG&A with the exception of $1.5 million that is included in Other expense, net during the fiscal fourth quarter and fiscal year ended December 29, 2018.
(b)Represents costs and expenses related to a consulting project to support the Company's strategic initiatives, which are included in SG&A.
(c)Represents the tax effect of the aforementioned adjustments to reflect corporate income taxes at an assumed effective tax rate of 24% for the period ended December 28, 2019 and 23% for the period ended December 29, 2018, which includes provisions for U.S. federal income taxes, and assumes the respective statutory rates for applicable state and local jurisdictions.